Exhibit 99.1

Investors:

Atul Phull

Kanbay International

(847) 384-8858

aphull@kanbay.com

Media:

Debra Johnson

Kanbay International

(773) 910-0411

djohnson@kanbay.com

Kanbay International Reports Second Quarter Results

Revenue Growth of 7 Percent Sequentially and 27 Percent Year-Over-Year

Diluted EPS of $.19

ROSEMONT, III. – Aug. 3, 2005 – Kanbay International, Inc. (NASDAQ: KBAY), a global IT services firm focused on the financial services industry, today announced financial results for the second quarter ended June 30, 2005.

Second Quarter 2005 Financial Highlights

•                  Revenue rose to $57 million, up 7 percent sequentially and up 27 percent year-over-year despite the sale of products business

•                  Third-party revenue increased 7 percent sequentially and 41 percent year-over-year

•                  Net income was $7.3 million, up 13 percent year-over-year; Operating profit rose 17 percent year-over-year to $8.8 million

•                  Diluted earnings per share of $0.19

•                  6 new clients, including 3 new Platinum clients

Commenting on the results, Raymond Spencer, Chairman and CEO of Kanbay, said, “After finishing our first full year as a public company, we are pleased with our performance. We are achieving our growth objectives and executing against our business plan while investing strategically in the continued growth of our business. We continue to perform well against the goals we outlined at the beginning of the year, namely, to grow third-party revenue, to optimize our related-party relationships and to improve our operating profit through economies of scale.”

Kanbay’s second quarter revenue rose 7 percent sequentially and 27 percent year-over-year to $57 million driven by growth of existing accounts and the addition of new clients. Notably, revenue from third parties rose 7 percent sequentially and 41 percent year-over-year to $21.7 million. Third-party revenue sources include all clients other than HSBC, Morgan Stanley and their affiliates.

Spencer commented, “We are pleased with our growth in third-party revenue, especially given that we did not have the full contribution of revenue from our product business in the quarter.  Excluding the impact of the sale of the product business, third-party revenue grew 15 percent sequentially and 55 percent year-over-year.  The disposition of our product business on May 31st allows us to focus solely on growing our core services business.”

He added, “We finished the quarter with over 4,700 associates globally, an increase of more than 700 associates from the first quarter. As we have demonstrated in the past, we have the ability to quickly scale business delivery without compromising quality.”

Kanbay added 6 new clients in the quarter, of which 3 are Platinum clients.  Platinum clients are relationships that produce greater than $5 million of annual revenue or have the potential to produce that level of revenue within their first two years as clients. According to Spencer, “We continue to be very active in new client development and are pleased with the quality of our new relationships and also the strength of our pipeline of prospective clients. It is particularly worth noting that two of our new clients this quarter are in the insurance industry, an area we have previously targeted as a major opportunity in the financial services sector. One of our new insurance clients in the quarter is also a Platinum account.”

Operating income rose 17 percent from last year to $8.8 million, but fell 13 percent sequentially on lower gross margins and additional visa costs.  Gross margins at 46.1 percent were consistent with the second quarter last year, but fell sequentially due to annual salary increases and non-recurring severance costs related to the downsizing of the company’s St. Louis facility.

Bill Weissman, Chief Financial Officer of Kanbay, said, “Once again, Kanbay had a very solid quarter of financial performance with both revenue and earnings slightly better than projected.  Our revenue growth for 2005 continues to track as we expected.  We continue to consistently add blue chip clients and reduce our client concentration.  We also expect our operating margins to improve in the third quarter as we have the significant visa and non-recurring expenses behind us.”

“Our tax rate for the quarter was 26 percent – up from the first quarter and in line with our expectations.  Our tax rate was affected by a portion of our tax holiday in India expiring on March 31st, and should remain around current levels for the remainder of the year.  Our net income for the period was $7.3 million, slightly better than projected, and our diluted earnings per share were 19 cents.”

Outlook and Guidance

Based on current visibility, Kanbay is providing the following guidance:

•        Slightly increasing 2005 revenue guidance to at least $235 million, with a target of $60 million in the third quarter.

•        Target net income for 2005 remains at $34.5 million, with a target of $8.7 million in the third quarter.

“We continue to feel positive about our outlook for the near and longer term,” said Raymond Spencer. “The overall demand environment for offshore IT services continues to be strong.  Specific to Kanbay, our business model is performing very well as evidenced by our results, and we are experiencing particular success in growing our third-party revenue. Our consistent high-quality execution, combined with the strength of our pipeline and the increased recognition of the Kanbay brand, gives us confidence regarding our expectations.”

Conference Call Details

Kanbay management will host a conference call on August 3, 2005 at 8:00 a.m. (ET) to discuss the Company’s results of operations for the second quarter. To participate in the call, domestic callers can dial (800) 561-2601 and international callers can dial (617) 614-3518. The passcode for the conference call is 65868800. The conference call will also be webcast and accessible through Kanbay’s website at http://www.kanbay.com.  Please access the website at least 15 minutes prior to the call to register and download any required software. A replay of the conference call will be available for one week, until 5:00 p.m. (ET) on Aug. 10, 2005, by dialing (888) 286-8010 for domestic callers and (617) 801-6888 for international callers. The passcode for the replay is 55888762. A webcast replay of the conference call will also be available for two weeks following the call, until 5:00 p.m. (ET) on Aug. 17, 2005, through Kanbay’s website at http://www.kanbay.com.

About Kanbay International, Inc.

Founded in 1989, Kanbay International, Inc. (NASDAQ: KBAY) is a global IT services firm focused on the financial services industry. With over 4,700 associates, Kanbay provides its services primarily to banking institutions, insurance companies, credit service companies and capital markets firms. The company uses a global delivery model to provide application development, maintenance and support, software package selection and integration, business process and technology advice and specialized services. Kanbay is a CMM Level 5 assessed company headquartered in greater Chicago with offices in the U.S., Canada, U.K., Australia, Hong Kong, Japan, Singapore and India.

Forward-Looking Statements

This release contains statements relating to projections or future results. These statements are forward-looking statements under the federal securities laws. We can make no assurance that any projections or future results discussed in these statements will be achieved. Any forward-looking statements represent our views only as of today and should not be relied upon as representing our views as of any subsequent date. These statements are subject to a variety of risks and uncertainties that could cause our actual results to differ materially from the statements contained in this release. For a discussion of important factors that could affect our actual results, please refer to our SEC filings, including the “Risk Factors” section of our Annual Report on Form 10-K for the most recently completed fiscal year.

Kanbay International, Inc.

Condensed Consolidated Statement of Income (Unaudited)

(dollars in thousands except per share amounts)

	Three months ended June 30		Six months ended June 30
	2005	2004	2005	2004
Net revenues—related parties	$35,299	$29,331	$68,539	$55,091
Net revenues—third parties	21,719	15,419	41,939	26,664

Total revenues	57,018	44,750	110,478	81,755

Cost of revenues	30,729	24,149	58,826	42,914

Gross profit	26,289	20,601	51,652	38,841
Sales and marketing expenses	4,574	4,183	9,214	8,149
General and administrative expenses	10,486	7,378	18,963	14,556
Stock compensation expense	71	307	203	606

Total selling, general and administrative expenses	15,131	11,868	28,380	23,311
Depreciation and amortization	2,133	1,185	4,041	2,222
Loss (gain) on sale of fixed assets	189	(10)	229	(20)

Income from operations	8,836	7,558	19,002	13,328
Other income (expense)
Gain on sale of net assets	270		270
Interest income and other, net	292	(82)	624	37
Equity in earnings of affiliate	438	614	677	1,384

Total other income/(expense)	1,000	532	1,571	1,421

Income before income taxes	9,836	8,090	20,573	14,749
Income tax expense	2,558	1,660	5,088	2,990

Net income	7,278	6,430	15,485	11,759
Dividends on preferred stock	—	(125)	—	(277)

Income available to common stockholders	$7,278	$6,305	$15,485	$11,482

Income per share of common stock
Basic	$0.21	$0.29	$0.46	$0.54
Diluted	$0.19	$0.21	$0.41	$0.40

Weighted average number of common shares outstanding	34,058,128	21,828,474	33,581,125	21,277,125
Weighted average number of common and dilutive shares outstanding	37,412,947	29,908,725	37,439,159	29,421,440

Kanbay International, Inc.

Condensed Consolidated Statement of Financial Position (Unaudited)

(In thousands)

	June 30, 2005	December 31, 2004
Assets
Current Assets
Cash and cash equivalents	$21,161	$29,126
Restricted cash	2,478	2,478
Short term investments	32,021	35,730
Trade accounts receivable	41,243	24,664
Other current assets	12,249	17,099
Total Current Assets	109,152	109,097
Property and equipment – net	30,482	20,891
Investment in affiliate	23,257	25,094
Long term investments	17,664	24,424
Other assets	6,639	660
Total Assets	$187,194	$180,166
Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$3,980	$3,973
Accrued and other current liabilities	23,946	33,113
Total Current Liabilities	27,926	37,086
Total Liabilities	27,926	37,086
Stockholders’ Equity	159,268	143,080
Total Liabilities and Stockholders’ Equity	$187,194	$180,166

Kanbay International, Inc.

Condensed Consolidated Statement of Cash Flows (Unaudited)

(In thousands)

	Six months ended June 30
	2005	2004
Operating activities
Net income	$15,485	$11,759
Adjustments to reconcile net income to net cash provided by (used in) operating activities	3,796	1,424
Changes in operating assets and liabilities
Trade accounts receivable	(14,137)	(19,076)
Other assets	(2,640)	(3,630)
Trade accounts payable	(425)	1,230
Other liabilities	(4,209)	1,736
Net cash used in operating activities	(2,130)	(6,557)
Investing activities
Additions to property and equipment	(13,407)	(5,415)
Purchase of business, net of cash acquired	(6,096)
Sale of short term investments	10,468
Other investing activities	1,055	931
Net cash used in investing activities	(7,980)	(4,484)
Financing activities
Proceeds from exercise of options	2,109
Other financing activities	(4)	294
Net cash provided by financing activities	2,105	294
Effect of exchange rates on cash and cash equivalents	40	(51)
Decrease in cash and cash equivalents	(7,965)	(10,798)
Cash and cash equivalents at beginning of period	29,126	17,419
Cash and cash equivalents at end of period	21,161	$6,621